Exhibit 5.2

Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130-3002 o: 858.350.2300 f: 866.974.7329

August 29, 2023

CardieX

55 Lime Street, Suite 301,

Sydney, NSW, 2000, Australia.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form F-1 (Registration No. 333-273404), as amended (the “Registration Statement”), filed by CardieX Limited (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,333,333 American depositary shares (“ADSs”) representing 100,000,000 ordinary shares (the “Firm Securities”), and up to an additional 200,000 ADSs if the Underwriters exercise their over-allotment option (together with the Firm Securities, the “Securities”). We understand that the Securities are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

The Registration Statement will also cover the offer and sale to the representative of the underwriters of warrants to purchase 5.0% of the total number of ADSs sold in the offering at a per ADS price equal to 100% of the public offering price (the “Representative Warrants”).

We are acting as United States counsel for the Company in connection with the offer and sale of the Representative Warrants by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

In rendering this opinion, we have relied on the opinion of Hamilton Locke, being filed as an exhibit to the Registration Statement, that all necessary corporate action on the part of the Company has been taken under the laws of Australia with regard to the due authorization, execution, and delivery of the Representative Warrants.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that, upon the issuance of the Representative Warrants, the Representative Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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